Exhibit 99.1

News Release

Worldwide Press Office:

Days: 847.700.5538

Evenings/Weekends: 847.700.4088

United Airlines Restructures $3 Billion Secured Debt Facility,

Pays Down Loan by Nearly $1 Billion, Lowers Interest Rate

CHICAGO, Feb. 5, 2007 – United Airlines, the primary subsidiary of UAL Corporation (NASDAQ: UAUA), announced today that on February 2, 2007, it used cash to pay down $972 million of its original $3 billion exit facility, and refinanced the remaining $2 billion. The new facility was arranged by J.P. Morgan Securities, Inc. and Citigroup Global Markets as joint lead arrangers and Credit Suisse Securities (USA) LLC as syndication agent. The transaction results in significantly lower interest costs, less restrictive covenants, and releases approximately $2.5 billion of collateral.

“Restructuring our exit facility to a lower rate reflects our improved financial condition and the market’s confidence in United,” said Jake Brace, executive vice president and chief financial officer. “It is a testament to our ability to generate cash over the past year. We are pleased to be working with JPMorgan, Citigroup and Credit Suisse as we continue our partnership with these premier financial institutions.”

The new credit facility consists of a $1.8 billion term loan and a $255 million revolving credit line. The refinancing was significantly oversubscribed, enabling the company to reduce its financing costs by 175 basis points to 200 basis points over the London Interbank Offered Rate (LIBOR). The lower pricing sets a new market benchmark for network carriers and is expected to result in net pre-tax savings of approximately $70 million per annum.

World Headquarters   1200 East Algonquin Road   Elk Grove Township, Illinois   60007   Mailing Address: Box 66100, Chicago, Illinois 60666

News Release

The new credit facility will enable United to utilize its available collateral more efficiently. The primary collateral for the new facility includes intangible assets such as routes, airport gates, and slots. The refinancing enables United to remove 101 aircraft and the company’s spare parts inventory, valued at approximately $2.5 billion, from the collateral pool. The credit facility does not restrict the company’s use of these assets to secure new financing, providing a source of additional liquidity if needed.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,600* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. United’s more than 55,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*Based	on the flight schedule between Jan. 1, 2007 and Dec. 31, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the Company’s ability to execute its business plan; the Company’s ability to attract, motivate and/or retain key employees; the Company’s ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge

World Headquarters   1200 East Algonquin Road   Elk Grove Township, Illinois   60007   Mailing Address: Box 66100, Chicago, Illinois 60666

News Release

against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand; capacity decisions of our competitors, U.S. or foreign governmental legislation, regulation and other actions; the ability of the Company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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World Headquarters   1200 East Algonquin Road   Elk Grove Township, Illinois   60007   Mailing Address: Box 66100, Chicago, Illinois 60666